Jefferson Bancshares, Inc. 10-Q

Exhibit 10.1

AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE PLAN
OF
JEFFERSON FEDERAL BANK

1.           Purpose of the Plan.  The purpose of the Jefferson Federal Bank Employee Severance Compensation Plan (the “Plan”) is to assure for the Bank the services of Covered Employees in the event of a Change in Control (capitalized terms are defined in Section 3 of this Plan) of the Company or the Bank.  The benefits contemplated by the Plan recognize the value to the Bank of the services and contributions of the Covered Employees and the effect upon the Bank resulting from the uncertainties of continued employment, reduced employee benefits, management changes and relocations that may arise in the event of a Change in Control.  The Board of Directors of the Bank believes that it is in the best interests of the Bank and the Company to provide the Covered Employees with such benefits in order to defray the costs and changes in employee status that could follow a Change in Control.  The Board of Directors of the Bank believes that the Plan will also aid the Bank in attracting and retaining highly qualified individuals who are essential to its success and the Plan’s assurance of fair treatment of the Covered Employees will reduce the distractions and other adverse effects on job performance in the event of a Change in Control.

2.           Restatement of Plan.  This amended and restated Plan, effective April 25, 2013, amends and replaces in its entirety the earlier Plan which was amended and restated as of December 18, 2008, as well as the original plan implemented in connection with the Bank’s mutual to stock in July 2003.

3.           Definitions.  Whenever used herein, the following terms shall have the meanings set forth below:

a.
“Affiliate” means any corporation, trade or business, which, at the time of reference, is together with the Bank, a member of a controlled group of corporations, a group of trades or businesses (whether or not incorporated) under common control, or an affiliated service group, as described in Sections 414(b), 414(c), and 414(m) of the Code, respectively, or any other organization treated as a single employer with the Bank under Section 414(o) of the Code; provided, however, that, where the context so requires, the term “Affiliate” shall be construed to give full effect to the provisions of Sections 409(l)(4) and 415(h) of the Code.

b.	“Bank” means Jefferson Federal Bank, or any successor thereto.

c.	“Base Pay” means

(i)
For salaried employees, an employee’s annual base salary at the rate in effect on his or her termination date or, if greater, the rate in effect on the date immediately preceding the Change in Control.

(ii)
For employees whose compensation is determined in whole or in part on the basis of commission income, an employee’s base salary as of his or her termination date (or, if greater, the employee’s base salary on the date immediately preceding the effective date of the Change in Control), if any, plus the commissions earned by the employee in the twelve (12) full calendar months preceding his termination of employment (or, if greater, the commissions earned in the twelve (12) full calendar months immediately preceding the effective date of the Change in Control).

(iii)
For hourly employees, an employee’s total hourly wages for the twelve (12) full calendar months preceding his termination of employment or, if greater, the twelve (12) full calendar months preceding the effective date of the Change in Control.

d.	“Change in Control” means any one of the following events occurs:
(i)
Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company,  and as a result less than a majority of the combined voting power of  the resulting corporation immediately after the merger or  consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(ii)
Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)
Change in Board Composition: during any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company.’s Board of Directors; provided, however, that for purposes of this clause (iii)  each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(iv)	Sale of Assets: Company sells to a third party all or substantially all of the Company’s assets.

Upon the occurrence of a Change in Control, no subsequent event or condition shall constitute a Change of Control for purposes of the Plan, with the result that there can be no more than one Change of Control hereunder.  Notwithstanding the foregoing, the Board of Directors may modify the definition of Change of Control as the Board of Directors deems appropriate to comply with Section 409A of the Code.

e.	“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

f.	“Company” means Jefferson Bancshares, Inc. or any successor thereto.

g.
“Comparable Position” means a position which (A) requires skills and knowledge similar to those required in the Covered Employee’s position immediately prior to the Change in Control and (B) involves a work schedule that is substantially similar to the work schedule followed by the Covered Employee immediately prior to the Change in Control.  A position shall not fail to be a Comparable Position solely as a result of a change following a Change in Control in the Covered Employee’s (A) title, (B) supervisory authority or (C) reporting responsibilities.

h.
“Covered Employee” means any full time employee of the Bank or the Company with a Year of Service as of the effective date of a Change in Control, excluding any person who is covered by an employment contract, change in control or severance agreement with the Company or any Affiliate at the time of the Change in Control.

i.	“Designated Officer” means a Covered Employee who is an officer of the Bank identified in Appendix A to the Plan.

j.
“Just Cause,” with respect to termination of employment, means an act or acts of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. In determining incompetence, acts or omissions shall be measured against standards generally prevailing in the banking industry, as determined by the Board of Directors of the Bank or the Company in its sole discretion.

k.
“Year of Service” means each 12-month period of continuous employment with the Company or an Affiliate following an employee’s date of hire during which the employee completes at least one hour of service each month.  The taking of a leave of absence does not eliminate a period of time from being a Year of Service if the period of time otherwise qualifies as a year of service.  A “leave of absence” means: (i) the taking of an authorized or approved leave of absence under federal or state family and medical leave laws or (ii) active military leave.  For purposes of determining a benefit under this Plan, partial years will be rounded up to the nearest whole Year of Service.

4.   Severance Benefit. A Covered Employee shall be entitled to a severance benefit under this Plan if his or her employment is terminated under the terms and conditions set forth in Section 5 of this Plan.

a.
All Covered Employees, other than the Covered Employees who are Designated Officers, shall be entitled to receive a severance benefit equal to the product of: (i) the Covered Employee’s Years of Service through his or her date of termination and (ii) one (1) month’s Base Pay.  Notwithstanding the foregoing, the minimum severance benefit under this Section 4(a) shall be one (1) month’s Base Pay and the maximum severance benefit shall be six (6) month’s Base Pay.

b.
A Designated Officer shall be entitled to a severance benefit equal to one (1) times his or her Base Pay (regardless of Years of Service) if within three (3) months before a Change in Control or one (1) year thereafter the Company, the Bank or a successor to the Company or the Bank terminates the Designated Officer’s employment for any reason other than Just Cause or the Designated Officer terminates his or her employment with the Bank and/or Company following the occurrence of an event described in Section 5(a),(c) or (d) of the Plan.

c.	All severance payments shall be made in a single lump sum payment, less applicable tax withholdings, payable within 10 days of termination of employment, unless delayed under Section 13 of this Plan.

d.
Notwithstanding the provisions of paragraph a or b above, if a severance benefit payment to a Covered Employee who is a “Disqualified Individual” shall be in an amount which includes an “Excess Parachute Payment,” when taken together with any other payments or benefits that are paid or provided to the Covered Employee, the payment to that Covered Employee shall be reduced to the maximum amount which does not include an Excess Parachute Payment.  The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meanings as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

e.
Covered Employees shall not be required to mitigate damages on the amount of their severance benefits by seeking other employment or otherwise, nor shall the amount of such severance benefit be reduced by any compensation earned by the Covered Employee as a result of employment after termination of employment hereunder.

5.           Termination of Employment A Covered Employee (other than a Covered Employee who is a Designated Officer) shall be entitled to a severance benefit under Section 4 of this Plan if within three (3) months before a Change in Control or one (1) year thereafter his or her employment is involuntarily terminated for reasons other than Just Cause or voluntarily terminated by the Covered Employee upon the occurrence of any one or more of the following events:

a.	A reduction in the Covered Employee’s Base Pay.

b.	Failure to offer the Covered Employee a Comparable Position.

c.
The Bank or the Company requires the Covered Employee to change the location of his or her job or office, so that the Covered Employee will be based at a location more than thirty-five (35) miles from the location of his or her job or office immediately prior to the Change in Control provided that such new location is not closer to the Covered Employee’s home; or

d.	A successor to the Bank fails or refuses to assume the Bank's obligations under this Plan, as required under Section 14 of this Plan.

6.           Written Acknowledgment.  As a condition to receiving any payments pursuant to Section 4 of this Plan, the Covered Employee shall deliver to the Company or any applicable Affiliate on the date of his or her employment termination a written Acknowledgment signed by the Covered Employee stating (i) that the severance payment to be made to the Covered Employee pursuant to Section 4 of this Plan is in full and complete satisfaction of all liabilities and obligations of the Company and its Affiliates, directors, officers, employees and agents, except for any tax-qualified plan benefits that may be due and owing and except for any liabilities or obligations that may be required by law, and (ii) that the Company or any Affiliate shall not have any other liabilities or obligation to the Covered Employee relating to the Covered Employee’s employment by the Company or any Affiliate.

7.           Legal Fees and Expenses.  All reasonable legal fees and other expenses paid or incurred by a party hereto pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the prevailing party in any legal judgment, arbitration or settlement.

8.	Required Provisions.

a.
The Company or any of its Affiliates may terminate an employee’s employment at any time, but any termination by the Company or any of its Affiliates, other than termination for Just Cause, shall not prejudice a Covered Employee’s right to compensation under this Plan.  A Covered Employee shall not have the right to receive compensation for any period after termination for Just Cause as defined in Section 2i of this Plan.

b.
If an employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1), the Bank’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the employee all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.
If an employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights of the participants shall not be affected.

d.
If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1),  all obligations of the Bank under this Plan shall terminate as of the date of default, but this Section shall not affect any vested rights of the participants.

e.
Any payments made to a Covered Employee pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

f.	The Plan shall not be funded. The Company or Bank, may, but shall not be required to set aside or earmark an amount necessary to provide the severance benefits described herein.

9.	Administrative Provisions.

a.
The administrator of the Plan shall be under the supervision of the Board of Directors of the Bank or a committee appointed by the Board of Directors of the Bank (the “Board”).  It shall be a principal duty of the Board to see that the Plan is carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them.  The Board will have full power to administer the Plan subject, however, to the applicable requirements of ERISA.  For this purpose, the Board’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:  (i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan; (ii) to interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan; (iii) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; (iv) to compute the amount of severance benefits payable to any Covered Employee or other person in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid; (v) to authorize severance benefits; (vi) to appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan; and  (vii) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA, if applicable.

b.
The Board will be a “named fiduciary” for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all of the applicable reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.

10.	Claims and Review Procedures.

a.
If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Board.  If any such claim is wholly or partially denied, the Board will notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review.  Such notification will be given within 90 days after the claim is received by the Board (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period).  If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

b.
Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (i) file a written request with the Board for a review of his denied claim and of pertinent documents and  (ii) submit written issues and comments to the Board.  The Board will notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions.  The decision on review will be made within 60 days after the request for review is received by the Board (or within 120 days, if special circumstances require an extension of time for processing the requests such as an election by the Board to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period).  If the decision on review is not made within such period, the claim will be considered denied.

11.           Governing Law.  Unless preempted by federal law, this Plan shall be governed by the laws of the State of Tennessee.

12.           Termination or Amendment.  This Plan may be amended or terminated at any time, in the full discretion of the Board of Directors of the Bank, prior to the Change in Control.  This Plan may not be terminated or amended at the time of or after the occurrence of the Change in Control.

13.           Payment Delay Under Section 409A.  If when termination of employment occurs a Covered Employee is a “specified employee” (within the meaning of Section 409A of the Code), and if the cash severance payment under Section 4 would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Covered Employee’s severance benefit shall be paid to the employee in a single lump sum, without interest, on the first payroll date of the seventh month after the month in which the Covered Employee’s employment terminates, provided the termination of employment constitutes a “separation from service” under Section 409A of the Code. References in this Plan to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

14.           Successors. The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank and/or the Company, expressly and unconditionally to assume and agree to perform the obligations under this Plan, in the same manner and to the same extent that the Bank or the Company would be required to perform if no such succession or assignment had taken place.

This Plan, as amended and restated, has been approved and adopted by the Board of Directors of the Bank as of April 30, 2013.

ATTEST:	JEFFERSON FEDERAL BANK

/s/ Jane P. Hutton	By:	/s/ Anderson L. Smith
For the Entire Board of Directors

APPENDIX A

The following Covered Employees shall be considered Designated Officers for purposes of this Plan:

Jane P. Hutton, Senior Vice President and Chief Financial Officer
Eric S. McDaniel, Senior Vice President and Chief Information Officer
Janet J. Ketner, Executive Vice President of Retail Banking